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Exhibit 99.1                                Press Release dated December 7, 2000

Contact:
Tracy Urquhart                                 Heather Staples
Ask Jeeves Investor Relations                  Ask Jeeves Public Relations
(510) 985-7455                                 (510) 985-7610
tracy@askjeeves.com                            heather@askjeeves.com

  For Immediate Release


                Ask Jeeves Revises Fourth Quarter Expectations

                       and Announces Management Changes


       Company maintains profitability timeline and fully funded status


      CEO to assume new management role; board member, A. George Battle, assumes role as interim CEO

  Emeryville, Calif., December 7, 2000 -- Ask Jeeves, Inc.(R) (Nasdaq: ASKJ), today announced revised revenue and loss expectations for the fourth quarter ending December 31, 2000. In a decision made jointly by Rob Wrubel and the Board, the Company also announced that Wrubel is stepping down as CEO and resigning his Board position. He will assume a new role as Executive Vice President of market development focused on leading the Company's future product development and evangelizing Ask Jeeves' value proposition to both customers and partners. The Board has appointed current Board member A. George
  (Skip) Battle as interim CEO.



  Revised Fourth Quarter Expectations

For the fourth quarter 2000, Ask Jeeves expects to report consolidated revenue of approximately $25 million and a pro forma net loss from continued operations of approximately $18 million, or ($0.50) per share.

     Adam Klein, president of Ask Jeeves, said, "The broad-based economic slowdown has caused weakness in the online advertising market, advertising pricing pressure and a decreased sense of urgency among Fortune 1000 companies to implement their online initiatives. Amongst this and other factors, we have experienced weaker than anticipated demand for our solutions, however our relationships with existing customers remain strong. We believe the more calculated attitude toward spending presents a more mature and more attractive market for Ask Jeeves in the long term given the strong return on investment we continue to deliver to our customers."


     Battle added, "We are sharpening our focus on our core assets to maintain and grow our market position as we align our business strategies with this changing market environment. Ask Jeeves is reviewing its 2001 growth targets and therefore cannot confirm prior 2001 revenue and operating guidance at this time, however we believe our solid cash position is sufficient to fund our operations to profitability, which we continue to expect to achieve in the fourth quarter of 2001."
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     Management Changes

     After two and a half years as CEO, Wrubel will take on a new role in the company. Wrubel and the Company's Board have determined that Wrubel will focus on leading future product development and communicating with customers and partners.


     "In the last two and a half years, Rob has done an exceptional job building the Company, its brand and culture, and has successfully led Ask Jeeves through the first phase of growth. He built Ask Jeeves into a household name and a top 20 Web property as he also successfully grew the Company's enterprise focused business into a market leading natural language solutions provider," said Roger Strauch, chairman of the Board. "In the changing business climate Rob's entrepreneurial talents and ability to conceive and develop products and markets will be invaluable in his new role as we pursue the next stage of the Company's growth."


     "The Board and I agree that for the next phase of Ask Jeeves' development a different set of skills are required to strengthen the Company's ability to address the new business environment," said Wrubel. "Ask Jeeves has an incredible market opportunity and I am excited about my redefined role, which enables me to leverage my strengths and continue to deliver great products and expand the awareness of our solutions among both consumers and corporations."


     Mr. Battle will act as CEO until a permanent CEO is appointed. The Company intends to conduct an internal and external search to select a permanent CEO. Geoffrey Y. Yang, a member of the Ask Jeeves Board, will replace Mr. Battle on the Board's compensation committee.


Mr. Battle retired from Andersen Consulting in 1995, having joined the firm in 1968 and became a partner in 1978. From 1982 he held a series of management positions in the firm including worldwide managing partner market development and managing partner U.S. operations and planning. Battle was also a member of the firm's Executive Committee, Global Management Council and Partner Income Committee. Mr. Battle is a member of the Boards of Directors of PeopleSoft, Inc., Barra, Inc. and Fair Isaac and Company, Incorporated as well as a director of Masters Select Equity Fund and Masters Select International, registered investment companies.


Except for historical information contained in this press release, the foregoing contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated by such forward-looking statements based on a variety of risks and uncertainties, including risks and uncertainties relating to factors such as the timely and successful development and market acceptance of our products, services and features, our ability to successfully attract and retain customers, the number, size and duration of contracts, changes in advertising rates and software prices, activities of competitors, demand for our products and services, volume of e-commerce business and general economic conditions. The guidance contained in this press release is based on limited information available to the Company today, which is subject to change. Although the guidance provided in this press release may change after today, the Company undertakes no obligation to revise or update these forward-looking statements after today. Further information about potential factors that could affect our financial results is included in our Quarterly Reports on Form 10-Q and most recent Annual Report on Form 10-K, which have been filed with the Securities and Exchange Commission.
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About Ask Jeeves, Inc.

     Ask Jeeves is a leading provider of intuitive, question answering technologies and services that deliver a humanized online experience. Ask Jeeves' solutions enable companies to convert online shoppers to buyers, reduce support costs, understand customer preferences and improve customer retention. Ask Jeeves also syndicates its solutions to portals, infomediaries, and content and destination sites to help companies increase e-commerce and advertising revenue. Ask Jeeves deploys its solutions on Ask Jeeves at Ask.com, Ask Jeeves for Kids at AJKids.com and DirectHit.com, to help companies target and acquire qualified prospects online and to provide consumers with real-time access to information, products and services. For more information, visit http://www.ask.com or call 510/985-7400.

                                     # # #

     Ask Jeeves is a registered trademark of Ask Jeeves, Inc. Ask Jeeves for Kids, the "Ask!" button, Jeeves Relevant Answers, Jeeves Live and Ask.com are trademarks and service marks of Ask Jeeves, Inc. Other trademarks and brands are the property of their respective owners.